Exhibit 10.9

NON-TAX QUALIFIED

NUCLEAR DECOMMISSIONING

MASTER TRUST AGREEMENT

THIS NON-TAX QUALIFIED NUCLEAR DECOMMISSIONING MASTER TRUST AGREEMENT (the “Agreement”), dated as of August 27, 2010, effective September 1, 2010, by and between  ZionSolutions, LLC (“ZionSolutions”), a limited liability company organized under the laws of the State of Delaware and having a principal office at 423 West 300 South, Ste. 200, Salt Lake City, UT 84101, and The Bank of New York Mellon, as Trustee, having its office at New York, New York  (the “Trustee”).

WITNESSETH:

WHEREAS, pursuant to that Asset Sale Agreement dated as of December 11, 2007, by and among Exelon Generation Company, LLC (“ExGen”), ZionSolutions, and ZionSolutions’ parent entities, EnergySolutions, LLC, and EnergySolutions, Inc. (as amended, the “Asset Sale Agreement”) ExGen has agreed, subject to the terms and conditions of the Asset Sale Agreement, to sell, assign, convey, transfer and deliver all of its right, title and interest in the Zion Assets (as defined in the Asset Sale Agreement) to ZionSolutions, and ZionSolutions has agreed, subject to the terms and conditions of the Asset Sale Agreement, to assume and discharge the Assumed Liabilities (as defined in the Asset Sale Agreement); and

WHEREAS, pursuant to the Asset Sale Agreement ZionSolutions is the owner in whole or in part of each of the Plants (“Plant” shall mean each, and “Plants” shall mean all, of the nuclear power plants listed on Schedule A attached to this Agreement).  Each unit of the multi-unit nuclear power plant site shall be considered as a separate Plant for the purpose of this Agreement; and

WHEREAS, ExGen’s Amended and Restated Non-Tax Qualified Nuclear Decommissioning Master Trust Agreement dated October 29, 2003 and effective November 1, 2003 (“ExGen  Non-Tax Qualified Agreement”) provides for trusts for the purpose of providing for the decommissioning of the Plants, which trusts include nonqualified nuclear decommissioning trusts; and

WHEREAS, the trusts that are the subject of this Agreement (the “Non-Tax Qualified Trusts”) are established by ZionSolutions in accordance with the laws of the State of Illinois; and

WHEREAS, pursuant to the Asset Sale Agreement ExGen wishes to transfer to ZionSolutions certain non-qualified nuclear decommissioning funds held under the

ExGen Non-Tax Qualified Agreement, and ZionSolutions has agreed to accept such funds; and

WHEREAS, nothing in this Agreement is intended to conflict with or override the applicable licenses or the applicable regulatory requirements of the NRC, the Service and other regulators; and

WHEREAS, ZionSolutions wishes that the Trustee serve as trustee of the Non-Tax Qualified Trusts.

NOW, THEREFORE, ZionSolutions has previously delivered Schedules to this Agreement to the Trustee, and the Trustee acknowledges it will receive the funds described thereon representing the initial funding of the Trusts with respect to the Plants described or referenced on such Schedules;

TO HAVE AND TO HOLD THE SAME IN TRUST for the exclusive use and purpose and upon the terms and conditions hereinafter set forth and as set forth in the Master Terms for Trust Agreements (the “Master Terms”) appended hereto as Exhibit 1, together with the proceeds and reinvestments thereof.

ARTICLE 1

PURPOSE OF THE TRUSTS

Section 1.01 Establishment of the Trusts. The Trustee has established and shall hold a separate Non-Tax Qualified Trust for each Plant. The Trustee shall maintain separate records for each Non-Tax Qualified Trust, and shall credit thereto its pro rata share of all income of the Trust Fund and charge thereto its pro rata share of all expenses (other than expenses attributable to a particular Plant which shall be expenses charged to the Non-Tax Qualified Trust established for such Plant) and any losses. Until otherwise instructed in writing by ZionSolutions, nothing in this Agreement or in the Master Terms shall be deemed to require the Trustee to segregate or invest separately assets of the Trusts, it being intended that the assets of the Trusts may be maintained and invested and reinvested as a common pool, but shall not be required to be so maintained or invested.  The Master Trust shall be known as the Non-Tax Qualified Nuclear Decommissioning Master Trust for Zion Units 1 and 2.

Section 1.02. Purpose of the Trusts. The Non-Tax Qualified Trusts are established for the exclusive purpose of providing funds for the decommissioning of the Plants. None of the assets of the Non-Tax Qualified Trust shall be subject to attachment, garnishment, execution of levy in any manner for the benefit of creditors of ZionSolutions or any other party.

Section 1.03. Contributions to the Funds. The assets of the Non-Tax Qualified Trusts shall be transferred or contributed by ZionSolutions (or others approved in writing by ZionSolutions) from time to time.

Section 1.04. Transferability.  ZionSolutions shall not transfer any interest in a Non-Tax Qualified Trust without the prior written consent of ExGen and ComEd. The interest of ZionSolutions in any Non-Tax Qualified Trust is not subject to the claims of the creditors of ZionSolutions; provided, however, that, subject to Section 2.2(d) of the Master Terms, any creditor of ZionSolutions, as to which a Disbursement Certificate for a Non-Tax Qualified Trust has been properly completed and submitted to the Trustee, may assert a claim directly against such Disbursement Certificate or the amount of such Trust available to pay costs other than amounts then owing the Trustee under Section 3.2 of the Master Terms.

Section 1.05. Master Terms. In addition to the terms set forth in this Agreement, the Non-Tax Qualified Trusts shall also be governed by the provisions of the Master Terms. It is intended that the provisions of the Master Terms be complementary to the terms of this Agreement, provided, however, that to the extent that the terms of this Agreement are construed by a court of competent jurisdiction or applicable governmental agency to be in conflict with the Master Terms, the terms of this Agreement shall take precedence over the Master Terms. Any term capitalized and not defined herein shall have the meaning set forth in the Master Terms.

ARTICLE II

DISTRIBUTIONS

Section 2.01. Distributions. Upon receipt of written instructions from an Authorized Officer in accordance with Article 2 of the Master Terms, the Trustee shall distribute all or a portion of the Non-Tax Qualified Trust to ZionSolutions, its affiliate, or a third party, subject to the applicable limitations of Article 2 of the Master Terms.

ARTICLE III

MISCELLANOUS

Section 3.01. Headings. The Section headings set forth in this Agreement are inserted for convenience of reference only and shall be disregarded in the construction or interpretation of any of the provisions of this Agreement.

Section 3.02. Particular Words. Any word contained in the text of this Agreement shall be read as the singular or plural as may be applicable in the particular context. Unless otherwise specifically stated, the word “person” shall be taken to mean and include an individual, partnership, association, trust, limited liability company, or corporation.

Section 3.03. Severability of Provisions. If any provision of this Agreement or of the Master Terms or its application to any person or entity in any circumstances shall be invalid and unenforceable, the application of such provision to persons and in circumstances other than those as to which it is invalid or unenforceable, and the other provisions of this Agreement and the Master Terms, shall not be affected by such invalidity or unenforceability.

Section 3.04. Form and Content of Communications. The names of Authorized Officers and other persons authorized to act on behalf of ZionSolutions shall be certified to the Trustee by ZionSolutions. Until notified in writing to the contrary, the Trustee shall have the right to assume that there has been no change in the identity or authority of any person previously certified to it hereunder.

Section 3.05. Delivery of Notices Under Agreement. Any notice required by this Agreement to be given to ZionSolutions or the Trustee shall be deemed to have been properly given when delivered in person or when mailed postage prepaid, by registered or certified mail. Notices to ZionSolutions shall be address to:

ZIONSOLUTIONS, LLC

423 West 300 South

Suite 200

Salt Lake City, UT 84101

Notices to the Trustee shall be addressed to:

Glen R. Metzger, Vice President

BNY Mellon Asset Servicing

One Mellon Center

Room 151-1315

Pittsburgh, PA 15258-0001

Section 3.06. Successors and Assigns. Subject to the provisions of Sections 1.04 of this Agreement and 3.1 of the Master Terms, this Agreement shall be binding upon and inure to the benefit of ZionSolutions, the Trustee, and their respective successors and assigns.  Any corporation into which the Trustee may be merged or with which it may be consolidated, or any corporation resulting from any merger or consolidation to which the Trustee is a party, or any corporation succeeding to the trust business of the Trustee, shall become the successor of the Trustee hereunder, without the execution or filing of any instrument or the performance of any further act on the part of the parties hereto.

Section 3.07. Third Parties. ComEd shall be a beneficiary of the provisions of Section 3.11 of this Agreement; ExGen shall be a beneficiary of the the provisions of Sections 2.1, 2.2, 2.4, and 2.7 of the Master Terms; and each of ComEd and ExGen shall be a beneficiary of the provisions of Sections 1.04 and 3.07 of this Agreement and Sections 2.8 and 2.9 of the Master Terms.  Except as expressly provided in the foregoing sentence and the Sections referred to therein with respect to ComEd and ExGen, nothing expressed or implied in this Agreement or in the Master Terms is intended, or shall be construed to confer upon or give any person or entity other than ZionSolutions and the Trustee any rights or remedies under or by reason of this Agreement. Each of ComEd and ExGen shall have the right to enforce the provisions of Sections 1.04 and 3.11 of this Agreement and this Section 3.07 and Sections 2.1, 2.2, 2.4, 2.7, 2.8 and 2.9 of the Master Terms insofar as such Sections grant it rights under this Agreement.

Section 3.08. Counterparts of Agreement.  This Agreement has been executed in counterparts, each of which shall be deemed to be an executed original.

Section 3.09. Governing Jurisdiction. The Trusts created hereunder are Illinois trusts. All questions pertaining to the validity, construction, and administration of the Non-Tax Qualified Trusts shall be determined in accordance with the laws of the State of Illinois.

Section 3.10. Trust Fiscal Year. The accounting and taxable year for the Trusts shall be the taxable year of ZionSolutions for federal income tax purposes. If the taxable year of ZionSolutions shall change, ZionSolutions shall notify the Trustee of such change and the accounting and taxable year of all Trusts must change to the taxable year of ZionSolutions.

Section 3.11. Confirmation of Transfer. By separate written instrument, ComEd has approved ExGen’s transfer of the non-tax qualified nuclear decommissioning funds held under its ExGen Non-Tax Qualified Agreement to ZionSolutions under this Agreement subject to (i) ComEd’s rights under Section 1.04 hereof to approve any successor of a Non-Tax Qualified Trust, (ii) its right to receive any funds pursuant to the provisions of Section 2.9 of the Master Terms, (iii) its right to approve any amendment to Section 1.04 and 3.07 hereof and Section 2.8 and 2.9 of the Master Terms and this Section 3.11 under Section 2.9 of the Master Terms, and (iv) its rights under Section 3.07 of this Agreement to enforce its rights under Sections 2.8 and 2.9 of the Master Terms, and 3.07 of this Agreement and this Section 3.11. ComEd has also acknowledged its notice of the execution of the Asset Sale Agreement and this  Agreement.

Section 3.12. Representation.  Each party represents and warrants to the other that it has full authority to enter into this Agreement upon the terms and conditions hereof and that the individual executing this Agreement on its behalf has the requisite authority to bind that party to this Agreement.  ZionSolutions has received and read the “Customer Identification Program Notice”, a copy of which is attached to this Agreement as Exhibit A.

IN WITNESS WHEREOF, the parties hereto, each intending to be legally bound hereby, have hereunto set their hands and seals as of the day and year first above written.

ZIONSOLUTIONS, LLC

By:	/s/ Brett Hickman
Name:	Brett Hickman
Title:	General Counsel & Secretary

THE BANK OF NEW YORK MELLON
By:	/s/ Carol Condie
Name:	Carol Condie
Title:	Vice President

Schedule A

The following is a list of nuclear power plants owned in whole or part by Exelon and trust funds covered by the Master Terms:

Plant	Trust Fund	Owner

Zion Unit 1	Zion Unit 1 Non-Tax Qualified Trust	ZionSolutions, LLC

Zion Unit 2	Zion Unit 2 Non-Tax Qualified Trust	ZionSolutions, LLC

EXHIBIT A

CUSTOMER IDENTIFICATION PROGRAM NOTICE

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT

To help the government fight the funding of terrorism and money laundering activities, all financial institutions are required by law to obtain, verify and record information that identifies each individual or entity that opens an account.

What this means for you:  When you open an account, we will ask you for your name, address, taxpayer or other government identification number and other information, such as date of birth for individuals, that will allow us to identify you.  We may also ask to see identification documents such as a driver’s license, passport or documents showing existence of the entity.